Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Tel: 650.845.7712

Email: denisesb@telik.com

TELIK ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

Palo Alto, CA, May 9, 2012 - Telik, Inc. (Nasdaq: TELK) today reported financial results for the first quarter ended March 31, 2012. The net loss for the quarter ended March 31, 2012 was $2.3 million, or $1.25 per share, compared with a net loss of $3.7 million, or $2.05 per share, for the same period in 2011. Net loss per share amount for both periods was adjusted for the 1-for-30 reverse split of the company’s common stock effected on March 30, 2012.

Total research and development expenses (R&D) in the first quarter of 2012 were $1.0 million, compared to $1.7 million for the same period in 2011. The decrease in R&D expenses was primarily due to lower headcount and related costs, and lower clinical development expenditures as a result of cost reduction efforts.

Total general and administrative expenses (G&A) in the first quarter of 2012 were $1.3 million, compared to $2.0 million for the same period in 2011. The decrease in G&A expenses was primarily due to lower headcount and related expenses, and lower administrative expenses as a result of cost reduction efforts.

The company is currently focusing on the clinical development of its lead product candidate, TELINTRA®, and has taken steps to reduce 2012 operating expenses by approximately $2.5 million. As a result, its 2012 net cash utilization has been adjusted from the guidance provided in February and is now expected to be in the range of $10.5 million to $11.5 million, with total operating expenses in the range of $10.0 million to $11.0 million.

As of March 31, 2012, cash, cash equivalents, restricted cash and investments totaled $9.0 million, compared with $11.7 million for the quarter ended December 31, 2011. The company will have to raise additional funds through corporate partnering, or through equity or debt financings in order to meet its cash requirements beyond 2012. There is no assurance Telik will be successful in obtaining additional funding.

Telik continues to focus on advancing the clinical development of TELINTRA for Myelodysplastic Syndrome (MDS) and other blood disorders. Ongoing clinical trials for TELINTRA include a Phase 2 multicenter clinical trial to evaluate TELINTRA in patients with Revlimid® refractory or resistant, deletion 5q MDS, a Phase 2b clinical trial to evaluate TELINTRA in patients with transfusion dependent, non-deletion 5q MDS, who have not been treated with hypomethylating agents, and a Phase 2 randomized parallel-group, multicenter study for the treatment of Severe Chronic Idiopathic Neutropenia (SCN).

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is TELINTRA, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by TELCYTA®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

This press release contains “forward-looking” statements, including statements regarding the anticipated net cash utilization and operating expenses, and future development of TELINTRA. These forward-looking statements are based upon Telik’s current expectations. There are important factors that could cause Telik’s results to differ materially from those indicated by these forward-looking statements, including, among others, that Telik would be unable to continue to fund its operations if it is unable to raise adequate funding; if the development of its drug candidates is delayed or unsuccessful, if Telik does not enter into collaborative arrangements to advance its programs, the rate of product development will be delayed and expenditures may increase; if Telik is delisted from the Nasdaq Capital Market, its ability to raise additional financing and the liquidity of its common stock could be adversely affected. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Telik’s periodic filings with the Securities and Exchange Commission, including factors descried in the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2011. Telik does not undertake any obligation to update forward-looking statements contained in this press release.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating costs and expenses:
Research and development	$989	$1,694
General and administrative	1,289	1,994

Total operating costs and expenses	2,278	3,688

Loss from operations	(2,278)	(3,688)
Interest and other income (expense), net	1	14

Net loss	$(2,277)	$(3,674)

Basic and diluted net loss per share*	$(1.25)	$(2.05)

Weighted average shares used to calculate basic and diluted net loss per share*	1,816	1,790

*	Adjusted for the 1-for-30 reverse stock split

Selected Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2012	December 31, 2011

Cash, cash equivalents, investments and restricted investments	$9,035	$11,700
Total assets	9,830	12,412
Stockholders’ equity	6,271	8,299

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